Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Equity Incentive Plan of AcelRx Pharmaceuticals, Inc. of our report dated March 17, 2014, with respect to the financial statements of AcelRx Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AcelRx Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 17, 2014